UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 9, 2020

BULLFROG GOLD CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-54653	41-2252162
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

897 Quail Run Drive, Grand Junction, Colorado	81505
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (970) 628-1670

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

Acquisition Transaction

On October 9, 2020, Bullfrog Gold Corp. (the “Company”) entered into a membership interest purchase agreement (the “MIPA”) with Homestake Mining Company of California (“Homestake”), and Lac Minerals (USA) LLC (“Lac Minerals” and together with Homestake, the “Barrick Parties”). Pursuant to the MIPA, the Company agreed to purchase from the Barrick Parties, and the Barrick Parties agreed to sell to the Company, all of the equity interests (the “Equity Interests”) in Bullfrog Mines LLC (“BMLLC”), the successor by conversion of Barrick Bullfrog Inc. (the “Acquisition Transaction”).

Under the Acquisition Transaction, in consideration for the purchase of the Equity Interests in BMLLC, the Company will issue or provide to the Barrick Parties and/or to Barrick Gold Corporation (“Barrick”), (i) 54,600,000 units of the Company, each unit consisting of one share of common stock and one four-year warrant (the “Warrant”) to purchase one share of common stock at an exercise price of C$0.30 (“Units”), (ii) a 2% net smelter returns royalty granted on all minerals produced from the Patented Claims and the Unpatented Claims (each as defined in the MIPA), pursuant to a royalty deed among BMLLC and the Barrick Parties to be entered into in connection with and upon closing of the Acquisition Transaction, and (iii) certain investor rights, including anti-dilution rights, pursuant to an investor rights agreement to be entered into in connection with and upon closing of the Acquisition Transaction, among the Company, Augusta Investments Inc. (“Augusta”), and Barrick. Pursuant to the investor rights agreement, the Company will grant to Barrick the right to designate one member of the Board of Directors of the Company, subject to the terms and conditions set forth therein.

The closing of the Acquisition Transaction is subject to customary closing conditions and the closing of the Financing Transaction (defined below). Upon closing of the Acquisition Transaction, the Company is obligated to pay a fee of C$1.2 million to Fort Capital Partners.

Each of the Company, on the one hand, and the Barrick Parties, on the other hand, made customary representations and warranties to the other in the MIPA for transactions of the type contemplated in the Acquisition Transaction, including, among other things, representations and warranties relating to their respective due organization, capitalization, title to assets, regulatory compliance, financial statements, litigation and absence of undisclosed liabilities.

Financing Transaction

Also on October 9, 2020, the Company entered into subscription agreements (the “Subscription Agreements”) with Augusta and certain other individuals identified by Augusta (together, the “Augusta Group”), pursuant to which the Company agreed to sell to the Augusta Group, and the Augusta Group agreed to purchase from the Company, an aggregate of 110 million Units for an aggregate purchase price of C$22 million (the “Financing Transaction,” and together with the Acquisition Transaction, the “Transactions”).

The closing of the Financing Transaction is subject to customary closing conditions and the closing of the Acquisition Transaction.

Upon and as a condition to the closing of the Transactions, the Board of Directors and management of the Company will be reconstituted as follows: (i) all directors of the Company (other than David Beling) will resign, and each of Daniel Earle, Maryse Bélanger and Donald R. Taylor will be appointed as a director, and (ii) all senior management of the Company will resign, and the following persons will be appointed officers of the Company: Maryse Bélanger will be appointed as President and Chief Executive Officer, Michael McClelland will be appointed as Chief Financial Officer, and Johnny Pappas will be appointed as Vice President, Environmental and Planning. Ms. Bélanger, Mr. Earle and Mr. Taylor are subscribers under the Financing Transaction in the amounts of C$250,000, C$500,000 and C$200,000, respectively. Barrick’s nominee, if identified by Barrick in advance of closing of the Transactions, will also be appointed as a director of the Company upon closing of the Transactions.

In connection with the foregoing, the Company relied upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, for transactions not involving a public offering.

The foregoing summary of the MIPA, Warrant, and Subscription Agreement is qualified in its entirety by the full text of such documents which are filed as exhibits to this report, and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information under Item 1.01 is incorporated by reference into this Item 3.02.

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Item 8.01 Other Information.

On October 13, 2020, the Company issued a press release announcing the execution of the MIPA and Subscription Agreements. A copy of this press release is filed as Exhibit 99.1 hereto, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description

2.1	Membership Interest Purchase Agreement, dated as of October 9, 2020, by and among Bullfrog Gold Corp., Homestake Mining Company of California and Lac Minerals (USA) LLC
10.1	Form of Subscription Agreement, dated as of October 9, 2020
10.2	Form of Warrant
99.1	Press Release, issued by Bullfrog Gold Corp. on October 13, 2020

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SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BULLFROG GOLD CORP.

Date: October 15, 2020	By:	/s/ David Beling
David Beling
Chief Executive Officer

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